Exhibit 99.1
AGREEMENT OF IRREVOCABLE UNDERTAKING

To:        Ensco plc (“Ensco”)
 January 28, 2019

Acquisition of Rowan Companies plc (“Rowan”)

We the undersigned understand that Ensco is considering the Acquisition substantially on the terms and conditions set out or referred to in the transaction agreement entered into between Ensco and Rowan dated October 7, 2018 with such amendments as are necessary to implement an increase in the exchange ratio of Class A ordinary shares of $0.10 each in the capital of Ensco (“Ensco Ordinary Shares”) for each Class A ordinary share of $0.15 in the capital of Rowan (“Rowan Ordinary Shares”) held at completion of the Acquisition from 2.215 to 2.75 (as so amended, the “Transaction Agreement”).

All references in this undertaking to the “Acquisition” shall:

(i)
mean the proposed acquisition by or on behalf of Ensco or a company nominated by Ensco (an “Ensco Nominee”)  of all of the outstanding Rowan Ordinary Shares (in consideration for the issue of 2.75 Ensco Ordinary Shares for each Rowan Ordinary Share held at completion of the Acquisition (the “Revised Consideration”)), to be implemented by way of a scheme of arrangement (under Part 26 of the Companies Act 2006) of the all of the outstanding Rowan Ordinary Shares (referred to in this undertaking as the “Scheme”) and, if made by or on behalf of an Ensco Nominee, all references to “Ensco” shall be deemed to include that Ensco Nominee; and

(ii)
include any revision or variation in the terms of any acquisition as referred to in paragraph (i) above except as to any reduction in the Revised Consideration from 2.75 Ensco Ordinary Shares for each Rowan Ordinary Share.

We understand that, for the purposes of implementing the Acquisition, Ensco shareholders will be required to vote to approve an ordinary resolution authorising the allotment and issuance of Ensco Ordinary Shares pursuant to the Transaction Agreement (the “Transaction Consideration Allotment Resolution”).  We understand that completion of the Acquisition will be conditional upon, among other things, approval of the Transaction Consideration Allotment Resolution by Ensco shareholders.

We further understand that, for the purposes of implementing the Acquisition, Ensco will convene a shareholders’ meeting (such meeting, including any adjournment or postponement thereof, being the “Ensco General Meeting”) to consider and, if thought fit, approve the Transaction Consideration Allotment Resolution and any other resolutions considered necessary or desirable in connection with the Acquisition.

In consideration of Ensco agreeing to consider proceeding with the Acquisition at the Revised Consideration and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), we hereby agree as follows:

1.	Warranties and undertakings
We irrevocably and unconditionally undertake, represent and warrant to Ensco that:

(i)
we are the beneficial owner of (or are otherwise able to control the exercise of all rights attaching to, including voting rights and the ability to procure the transfer of), and/or are the registered holder of: (a) the number of Rowan Ordinary Shares set out in Schedule 1 (the “Rowan Shares”, which expression shall include any other shares in Rowan issued after the date hereof and attributable to or derived from such shares); and (b) the number of Ensco Ordinary Shares set out in Schedule 1 (the “Ensco Shares”, which expression shall include any other shares in Ensco issued after the date hereof and attributable to or derived from such shares) (Rowan Shares and Ensco Shares together being the “Shares”);

(ii)	we are not interested in any shares or other securities of Rowan or Ensco other than those of which details are set out below;
(iii)	we are able to transfer the Shares free from all liens, equities, charges, encumbrances, options, rights of pre-emption, and any other third party rights and interests of any nature;
(iv)	we shall not prior to the earlier of the Acquisition closing or the Transaction Agreement being terminated in accordance with its terms (“Termination”):
(a)
sell, transfer, charge, encumber, grant any option over or otherwise dispose of or permit the sale, transfer, charging or other disposition or creation or grant of any other encumbrance or option of or over all or any of such Shares or interest in such Shares (except, in the case of the Rowan Shares, under the Acquisition), or accept any other offer in respect of all or any of such Shares; or

(b)
(other than pursuant to the Acquisition) enter into any agreement or arrangement or permit any agreement or arrangement (in each case, whether or not conditional and whether to take effect before or after closing of the Acquisition or Termination) to be entered into or incur any obligation or permit any obligation to arise:

(I)	in relation to, or operating by reference to, shares or other securities of Rowan or Ensco; or
(II)	to do all or any of the acts referred to in paragraph (a) above; or
(III)	which would or might restrict or impede the closing of the Acquisition;
(v)
prior to the earlier of the Acquisition closing or Termination, we shall not, without the consent of Ensco, convene or requisition, or join in convening or requisitioning, any general or class meeting of Rowan or Ensco;

(vi)
we shall not: directly or indirectly solicit or encourage any person other than Ensco to make any offer for any shares or other securities of Rowan; or directly or indirectly solicit or encourage any person to make any offer for any shares or other securities of Ensco; or take any action which is or may be prejudicial to the successful outcome of the

Acquisition or which would or might have the effect of preventing any of the conditions of the Acquisition from being fulfilled; and we will immediately inform you of any approach by a third party which may lead to an offer for Rowan or Ensco;

(vii)
prior to the earlier of the Acquisition closing  or Termination, we agree that any shares, securities or interest therein acquired by us or by our affiliates shall be deemed to be included in the expression “Ensco Shares” or “Rowan Shares” (as the case may be) for the purposes of this undertaking; and

(viii)
we have full power and authority and the right (free from any legal or other restrictions), and will at all times continue to have all relevant power and authority and the right, to enter into and perform our obligations under this undertaking in accordance with their terms.

2.	Scheme
We irrevocably and unconditionally undertake, if the Acquisition is implemented by way of the Scheme, to Ensco that:

(i)
we shall exercise, or, where applicable, procure the exercise of, all voting rights attaching to Rowan Shares as follows on any resolution (whether or not amended and whether put on a show of hands or a poll) which is proposed at any general meeting of Rowan (including any adjournment or postponement thereof) (the "Rowan General Meeting") or at any meeting of holders of shares in Rowan convened by a Court (including any adjournment or postponement thereof) ("Court Meeting") which:

(a)	is necessary to implement the Acquisition, in favour of the resolution;
(b)	might reasonably be expected to have any positive impact on the fulfilment of any condition to the Acquisition, in favour of the resolution;
(c)
might reasonably be expected to impede or frustrate the Acquisition in any way (which shall include any resolution to approve a scheme of arrangement relating to the acquisition of any shares in Rowan by a third party), against the resolution; or

(d)	might otherwise impact on the success of the Acquisition, only in accordance with Ensco’s instructions;
(ii)
we shall exercise, or, where applicable, procure the exercise of, all rights attaching to Rowan Shares to requisition or join in the requisitioning of any general meeting of Rowan for the purposes of voting on any resolution referred to under paragraph (i) above, or to require Rowan to give notice of any such meeting, only in accordance with Ensco’s instructions;

(iii)
for the purpose of voting on any resolution referred to under paragraph (i) above, we shall, if required by Ensco, execute any form of proxy required by Ensco appointing any person nominated by Ensco to attend and vote at the relevant meetings; and

(iv)	without prejudice to paragraph (iii),
and in the absence of any such requirement by Ensco,

we shall after the posting of any proxy statement

(including any supplement or amendment to the joint proxy statement dated 11 December 2018 which was first mailed or otherwise delivered to Ensco shareholders and Rowan shareholders on or about 12 December 2018)

to be sent to shareholders of Rowan and/or Ensco concerning the Acquisition (the “Proxy Statement”)

(and without prejudice to any right we have to attend and vote in person at the Court Meeting and the General Meeting to implement the Acquisition)

return, or procure the return of, if applicable, the signed forms of proxy enclosed with the Proxy Statement (completed and signed and voting in favour of the resolutions to implement the Acquisition) in accordance with the instructions printed on those forms of proxy and, if applicable, take or procure the taking of any action which may be required by Rowan or its nominated representative in order to make a valid proxy appointment and give valid proxy instructions (voting in favour of the resolutions to implement the Acquisition), as soon as possible and in any event within seven days after the posting of the Proxy Statement.

3.	Ensco General Meeting
We irrevocably and unconditionally undertake to Ensco that:

(i)
we shall exercise, or, where applicable, procure the exercise of, all voting rights attaching to Ensco Shares as follows on any resolution (whether or not amended and whether put on a show of hands or a poll and including, for the avoidance of doubt, the Transaction Consideration Allotment Resolution) which is proposed at the Ensco General Meeting which:

(a)	is necessary to implement the Acquisition, in favour of the resolution;
(b)	might reasonably be expected to have any positive impact on the fulfilment of any condition to the Acquisition, in favour of the resolution; or
(c)	might otherwise impact on the success of the Acquisition, only in accordance with Ensco’s instructions;

(ii)
for the purpose of voting on any resolution referred to under paragraph (i) above, we shall, if required by Ensco, execute any form of proxy required by Ensco appointing any person nominated by Ensco to attend and vote at the relevant meetings; and

(iii)
without prejudice to paragraph (iii), and in the absence of any such requirement by Ensco, we shall after the posting of any Proxy Statement (and without prejudice to any right we have to attend and vote in person at the Ensco General Meeting to implement the Acquisition), return, or procure the return of, if applicable, the signed forms of proxy enclosed with the Proxy Statement (completed and signed and voting in favour of the Transaction Consideration Allotment Resolution and any other resolutions to implement the Acquisition) in accordance with the instructions printed on those forms of proxy and, if applicable take or procure the taking of any action which may be required by Ensco or its nominated representative in order to make a valid proxy appointment and give valid proxy instructions (voting in favour of the Transaction Consideration Allotment Resolution and any other resolutions to implement the Acquisition), as soon as possible and in any event within seven days after the posting of the Proxy Statement.

4.	Miscellaneous
(i)
The obligations and provisions set out in this undertaking apply equally to the persons from whom we are to procure votes in favour of the resolutions to implement the Acquisition pursuant to paragraphs 2(i) and 3(i) above and we shall procure the observance by such persons of the terms hereof as if they were each specifically a party hereto.

(ii)
We consent to the issue of any announcement incorporating references to us and to this undertaking made by Ensco or Rowan in connection with the Acquisition.  We understand that, if the Acquisition proceeds, the particulars of this undertaking may be contained in the Proxy Statement or in any other document or announcement required in connection with the Acquisition by Ensco or Rowan.  We undertake to provide you with all such further information in relation to our interest and that of any person connected with us as you may require in order to comply with the rules and requirements of the U.S Securities and Exchange Commission, the New York Stock Exchange, the Companies Act 2006 and any other legal or regulatory requirements for inclusion in the Proxy Statement (or any other document or announcement required in connection with the Acquisition).

(iii)
We undertake to publicly support the Acquisition and shall, within 24 hours of Ensco publicly announcing the Acquisition, publicly issuein a form agreed with Ensco, a press release stating that we support the Acquisition and that we shall vote or, where applicable, procure the voting of, Rowan Shares in favour of the Acquisition at the Rowan General Meeting and the Court Meeting and vote, or where applicable, procure the voting of, Ensco Shares in favour of the Acquisition at the Ensco General Meeting.

(iv)	We shall refrain from any act, filings or statements that would reasonably be expected to adversely affect the Acquisition.

(v)
We shall use reasonable endeavours to assist Ensco and/or Rowan at such time and in such ways as Ensco may reasonably request to secure a recommendation in favour of the Acquisition by proxy advisory services (including Institutional Investor Services (“ISS”) and Glass Lewis) and by institutional investors in Ensco and/or Rowan provided that we shall not be obliged to incur any non-de-minimis out of pocket costs or expenses for such purpose.  Without prejudice to our obligations set out in the preceding sentence, within 24 hours of Ensco announcing the Acquisition we shall contact ISS: to confirm our support for the Acquisition; to confirm that we shall vote or, where applicable, procure the voting of, Rowan Shares in favour of the Acquisition at the Rowan General Meeting and the Court Meeting and vote, or where applicable, procure the voting of, Ensco Shares in favour of the Acquisition at the Ensco General Meeting; and to encourage ISS to publicly state that it firmly recommends the Acquisition.

(vi)	This undertaking shall not oblige Ensco to proceed with the Acquisition but shall cease to have any effect:
(a)	if Ensco shall not have announced an intention to proceed with the Acquisition (for the avoidance of doubt, at the Revised Consideration) by 8.00 a.m. (New York time) on Tuesday January 29, 2019; or
(b)	on the date of Termination.
This undertaking shall terminate and we shall cease to be bound by the obligations in this undertaking if the consideration for the issue of Ensco Ordinary Shares for each Rowan Ordinary Share is reduced from 2.75 Ensco Ordinary Shares for each Rowan Ordinary Share.

(vii)
We agree that, if we fail to comply with any of the undertakings contained herein, damages may not be an adequate remedy and accordingly Ensco may be entitled to the remedies of specific performance, injunction or other equitable relief.

(viii)
This undertaking shall be governed by and construed in accordance with English law.  Any matter, claim or dispute, whether contractual or non-contractual, arising out of or in connection with this undertaking is to be governed by and determined in accordance with English law and shall be subject to the exclusive jurisdiction of the English courts.

Yours faithfully,

/s/ Massey Roborough
Odey Asset Management LLP as investment manager for

Odey Investments plc – Odey Absolute Return (Irl) Fund
Odey Investments plc – Odey Swan Fund
LF Odey Funds – LF Odey Absolute Return Fund
LF Odey Investment Funds – LF Odey Opus Funds
Odey Investment Funds plc – Odey Allegra International Fund
Odey Investments Funds – Odey Allegra Developed Markets Fund
Odey Investments plc – Odey Pan European Fund,
Fedex Corporation Employees’ Pension Trust
Odey European Inc.
OEI Mac Inc.
Odey Master ICAV – Odey Absolute Return Focus Fund

We acknowledge and agree to the terms of this undertaking.

/s/ Carl G. Trowell
Name: Carl G. Trowell (President and Chief Executive Officer)
On behalf of Ensco plc

Date
28/1/2019